Exhibit 4.10

DESCRIPTION OF COMMON STOCK

General

The following is a description of certain terms of our common stock. This description does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of our restated certificate of incorporation, bylaws and the Delaware General Corporation Law.

Our authorized common stock consists of 100,000,000 shares of common stock, $1.00 par value per share.

Voting. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividend Rights. Holders of common stock are entitled to receive dividends when, as and if declared by our board of directors, in its discretion, out of funds legally available for the payment of dividends.

Liquidation Rights. Upon the liquidation, dissolution or winding up of our company, the holders of common stock are entitled to receive ratably the net assets of our company available after the payment of all debts and other liabilities.

Rights Subject to Preferred Stock. The rights, preferences and privileges of holders of common stock are subject to, and maybe adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

No Preeemptive Rights; Redemption. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., c/o Computershare Investor Services, P.O. Box 505000, Louisville, KY 40233-5000. Its telephone number is 1-877-282-1168.

Certain Charter and By-Law Provisions

General. We have implemented certain measures designed to enhance the board of directors’ ability to protect our stockholders against, among other things, unsolicited attempts to acquire a significant interest in us or to influence our management (whether through open market purchases, tender offers or otherwise) that do not offer an adequate price to all stockholders or that the board of directors otherwise considers not in the best interests of our company and its stockholders.

Certain provisions in our restated certificate of incorporation may have a significant impact on the stockholders’ ability to change the composition of the incumbent board of directors or the ability of a substantial holder of the common stock to acquire control of, or to remove, the incumbent board of directors, and might discourage certain types of transactions that involve an actual or threatened change of control of us.

The provisions of our restated certificate of incorporation are intended to encourage persons seeking to acquire control of us to initiate such an acquisition through arm’s-length negotiations with our management and board of directors. These provisions could have the effect of discouraging a third party from making a tender offer to or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to our stockholders. At the same time, these provisions help ensure that the board of directors, if confronted by an unsolicited proposal from a third party who recently acquired a block of common stock, will have sufficient time to review the proposal and alternatives to it and to seek better proposals for its stockholders, employees, suppliers, customers and others. These provisions are discussed below.

Preferred Stock. Our restated certificate of incorporation allows the board of directors, without stockholder approval, to issue up to 250,000 shares of preferred stock with voting, liquidation and conversion rights that could be superior to and adversely affect the voting power of holders of common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company.

Classified Board of Directors. Our restated certificate of incorporation provides that our board of directors shall be divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors in a relatively short period of time.

Voting Restriction on Certain Business Combinations. An affirmative vote of the holders of a number of the outstanding shares of our capital stock entitled to vote generally in the election of directors equal to (i) all shares held by related parties plus (ii) at least 80% of shares held by other parties is required to adopt certain business combinations, including mergers, consolidations, asset and securities sales, plans of liquidation or dissolution and certain reclassifications, involving any related party. A related party is defined as the beneficial owner, directly or indirectly, of at least 10% of our voting stock.

The 80% affirmative voting requirement is not applicable to business combinations approved by (i) a majority of our board of directors prior to the related party’s acquisition of at least 10% of our voting stock or (ii) a majority of those members of the board of directors who are not related to the related party.

Special Stockholders’ Meeting. Our restated certificate of incorporation and bylaws allow only the Chairman of the board of directors or a majority of the board of directors then in office to call a special meeting of the stockholders.

No Action by Stockholder Consent. Our restated certificate of incorporation prohibits action that is required or permitted to be taken at any annual or special meeting of our stockholders from being taken by the written consent of stockholders without a meeting.

Supermajority Voting. The provisions relating to the classified board, right to call a special meeting and prohibition on stockholder consent, as well as certain other provisions of the restated certificate of incorporation, may be altered, amended, or repealed only by the affirmative vote of the holders of 80% or more of the outstanding shares of voting stock. Our bylaws may be amended, altered, changed or replaced by the affirmative vote of the holders of at least 80% or more of the outstanding shares of voting stock entitled to vote in the election of directors or by a majority of board of directors then in office.

Delaware Anti-Takeover Law

We are a Delaware corporation that is subject to Section 203 of the General Corporation Law of the State of Delaware. Under Section 203, certain “business combinations” between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by Section 203 (we have not made such election), (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination is approved by the board of directors of the corporation and ratified by two-thirds of the voting stock not owned by the interested stockholder. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions that increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.